EXHIBIT (j)(2)



                          INDEPENDENT AUDITORS CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 86 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our reports each dated December 13, 2002 for Eaton Vance Floating-Rate Fund (the "Fund") and the Floating Rate Portfolio for the year ended October 31, 2002 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of the Registration Statement.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

February 27, 2003
Boston, Massachusetts